Athena Silver Renews BLM Claims in Calico district

CALICO DISTRICT IS HEATING UP WITH MAJOR NEW PLAYER

August 17, 2012                                                                       FOR IMMEDIATE RELEASE

Boulder, Co ---- Athena Silver Corporation (OTCBB: AHNR) announced it has completed the annual renewal of its 35 unpatented lode claims located in San Bernardino County, California with the Bureau of Land Management (“BLM”) .   The majority of the claims (22) are part of Athena’s flagship Langtry silver project located in the Calico district.   The other (13) claims comprise two exploration prospects held by Athena in the area.

“We were fortunate to have increased our land package in 2011 through additional claim staking, as activity in the district has really heated up,” said John Power, President of Athena.

Recently, Calico Exploration LLC staked and filed 389 lode claims with the BLM covering approximately 8,000 acres, including land adjacent to Athena’s Langtry project.   Evidence of further claim staking by Calico Exploration LLC is visible in the field but has not been published on the BLM public data base yet.   Calico Exploration LLC is controlled by an investor that has been reported to have one of the largest and most diversified portfolios of precious metals exploration projects in the world.

“The Calico area is becoming an important exploration target for some of the smartest and largest companies in our industry.  We view Langtry as an integral part of the district which should translate into long-term value for our shareholders,” Power added.

 About Athena Silver Corporation:

Athena Silver Corporation is a junior exploration company focused on the exploration and development of its flagship Langtry project in California.

The Langtry silver project consists of 862 acres including 20 patented claims comprising 413.22 acres in the Calico Mining District of San Bernardino County, California. Athena entered into a 20-year mining lease with an option to purchase the Langtry patented Claims effective March 15, 2010. The Lease/Purchase agreement is subject to continuing financial and work commitments on the claims and other royalties more fully described in the company's filings available on the SEC's website at www.sec.gov.

There were over 200 holes drilled in the project area by the minerals division of Superior Oil Company in the late 1960s and 1970s. Average depth was 400 feet and the deepest hole was 575 feet. Our resource database includes 135 of the Superior holes together with the 13 holes drilled by Athena in 2011.  An NI 43-101 technical report was published on May 3, 2012 on the Langtry project with an Indicated Resource of 18,809,000 Ounces of Silver and Inferred Resource of 42,623,000 Ounces of Silver.

Cautionary Statement

The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) - CIM Definition Standards on Mineral Resources and Mineral Reserves , adopted by the CIM Council, as amended. These definitions differ from the definitions in the United States Securities and Exchange Commission (“SEC”) Industry Guide 7 under the United States Securities Act of 1933, as amended (the “Securities Act”). Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that all or any part of a mineral deposit in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC Industry Guide 7 standards as in place tonnage and grade without reference to unit measures.

For more information, please visit the Company's website at: www.athenasilver.com.

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that Athena Silver Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Athena Silver Corporation's periodic filings with the Securities and Exchange Commission.

Contact: John Power

               President, Athena Silver Corporation

               707-884-3766